Filed with the Securities and Exchange Commission on March 15, 2004

Registration No. 333-112822

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACT TELECONFERENCING, INC.

(Exact name of registrant as specified in its charter)

Colorado	7389	84-1132665
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

(303) 235-9000

(Address and telephone number of principal executive offices)

Gavin J. Thomson

Chief Financial Officer

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

(303) 235-9000

(Name, address, and telephone number of agent for service)

Copies to:

William J. Campbell, Esq.

Michael M. McGawn, Esq.

Faegre & Benson LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203

Phone: (303) 607-3500

Fax: (303) 607-3600

Approximate date of commencement of sale to the public:     as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check here.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)

Shares of common stock no par value	2,100,000	$2.46	(1)	$5,166,000	$654.53

Shares of common stock no par value	1,500,000	$2.42	(3)	$3,630,000	$459.92

Shares of common stock underlying warrants	2,333,334	$2.50	(2)	$5,833,335	$739.08

Shares of common stock underlying warrants	340,000	$2.20	(2)	$748,000	$94.77

Shares of common stock underlying warrants	250,000	$1.10	(2)	$275,000	$34.84

(1)	Calculated pursuant to Rule 457(c) based on the average high and low prices of our common stock on the Nasdaq National Market on February 12, 2004.
(2)	Calculated pursuant to Rule 457(g) based on the exercise price of the warrants.
(3)	Calculated pursuant to Rule 457(c) based on the average high and low prices of our common stock on the Nasdaq National Market on March 11, 2004.
(4)	A registration fee of $1,393.62 was paid with the original filing of the registration statement on February 13, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy the securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated March 15, 2004

1526 Cole Boulevard, Suite 250

Golden, Colorado 80401

(303) 235-9000

6,523,334 Shares

Common Stock

This is a public offering of 6,523,334 shares of ACT common stock by certain ACT shareholders. ACT will receive none of the proceeds from the sale of these shares. The shares will be sold, if at all, at prevailing market prices for our common stock or at prices negotiated by the selling shareholders.

Of the shares offered, 2,923,334 shares will be issued to certain of the selling shareholders only if they exercise warrants for the purchase of shares of our common stock at a weighted average exercise price of $2.35 per share, subject to adjustment. We will receive proceeds in the amount of the exercise price of each warrant being exercised, or up to $6,856,335 if all warrants are exercised at the current exercise price and the underlying shares are purchased with cash. Certain of these warrants have a cashless exercise feature that allows the exercise price to be paid by surrender of shares underlying other warrants at the then market value of those shares. If all such warrants are issued through the cashless exercise procedure, we will receive a maximum of $748,000 in proceeds from the exercise of warrants. See “Use of Proceeds” on page 7 and “Selling Shareholders” on page 8.

Our common stock is quoted on the Nasdaq National Market under the symbol ACTT. On March 11, 2004, the last reported sale price of our common stock was $2.31 per share.

Investing in our common stock involves Risks. See “ Risk Factors” on page 2.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated March       , 2004

PROSPECTUS SUMMARY

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

ACT Teleconferencing, Inc. provides audio, video, data, and web-based conferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to conduct remote meetings efficiently and cost effectively by linking multiple participants in geographically dispersed locations.

Currently, we have service delivery centers and sales offices in Australia, Canada, France, Germany, Hong Kong, Singapore, the Netherlands, the United Kingdom, and the United States. Our global presence and the growth in the conferencing services market have allowed us to build a client base ranging from small business enterprises to Fortune 500 companies. Our primary focus is on providing high value-added conferencing services and convenient automated conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

Occasionally, we examine markets in new countries or evaluate potential acquisitions of conferencing assets currently owned and operated by other companies, and expect to continue to do so. We currently have no definitive plans to open offices in additional countries and have not entered into any definitive agreement with respect to any acquisition.

On December 17, 2003, we announced that Gene Warren was named President and Chief Executive Officer. Our founder, Gerald D. Van Eeckhout, who has served as Chairman and Chief Executive Officer since 1989, will continue as Chairman Emeritus. The Company has retained the services of Mr. Van Eeckhout through December 31, 2006 to provide for Mr. Van Eeckhout’s gradual retirement, facilitate the transition of management to Mr. Warren, and to handle business development and other matters as directed by the Board of Directors. Our Board appointed Mack V. Traynor III, a director since March 2003, to serve as non-executive Chairman of the Board.

On January 15, 2004 we closed on a private placement of our common stock with a private investment partnership. The investor purchased 2,100,000 shares of our common stock at a price of $1.05 per share, for total proceeds of $2.2 million. On February 20, 2004, we raised an additional $3.3 million in a private placement offering with an institutional investor. We sold 1,500,000 shares at a purchase price of $2.20 per share and issued 340,000 three-year warrants at an exercise price of $2.20 per share. The new capital will be used to further reduce our high interest debt, as well as to meet our working capital requirements to implement our business plan for 2004.

The Offering

Common Stock offered by selling shareholders	3,600,000 shares
Shares underlying warrants held by selling shareholders	2,923,334 shares
Common Stock to be outstanding after the offering, based on shares outstanding on February 29, 2004	17,558,930 shares
Nasdaq National Market symbol	ACTT

The total of 17,558,930 shares of common stock to be outstanding after this offering is based on 14,635,596 shares outstanding on February 29, 2004 but excludes:

•	3,168,689 shares of common stock issuable upon the exercise of options and warrants outstanding as of February 29, 2004, which are not held by the selling shareholders, at a weighted average exercise price of $3.72 per share. This number is subject to further adjustment for antidilution within applicable contractual and regulatory limitations. Potential future adjustments include a current exposure of approximately 660,000 warrants at an exercise price of $1.05 per share. Such warrants will be issued, if at all, subject to shareholder approval in accordance with applicable regulatory limitations.

•	85,810 shares reserved for issuance under our Employee Stock Purchase Plan.

        This is a continuous offering and is not underwritten. We cannot predict when or if the selling shareholders will sell their shares or exercise warrants entitling them to purchase and possibly sell shares underlying the warrants. This offering assumes that the selling shareholders will exercise all warrants they hold for purchase of our common stock, for cash and at the current exercise price. Certain of these warrants have a cashless exercise feature that allows the exercise price to be paid by surrender of shares underlying other warrants at the then market value of those shares. If selling shareholders use the cashless exercise feature of the warrants, fewer shares of common stock will be outstanding following the offering.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to invest in our common stock.

We may fail to meet market expectations because of large fluctuations in our quarterly operating results.

As a result of increased competition, changes in the mix of automated versus attended audio conferences, competitive price pressure, and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. The primary factors that may cause fluctuations in our quarterly operating results include increased competition, continued pricing pressure, and ongoing market demand for conferencing services. Additionally, we expect our results to fluctuate based on seasonal sales patterns. The usage of our services declines during the northern hemisphere summer (especially in Europe in August) and around the Thanksgiving and December holidays. Our revenue during these seasons historically does not maintain the same pace as other periods of the year because of less use of our services by business customers. Quarterly variations in our operating results may make it difficult to project our future performance and could result in increased volatility in our stock price.

We may be adversely affected by downward price pressure in the teleconferencing industry.

The prices for our services are subject to rapid and frequent changes. In many cases, competitors provide their services at significantly reduced rates, for free, or on a trial basis in order to win customers. In addition, major telecommunications providers enjoy lower telephony costs as a result of their ownership of the underlying telecommunications network. As a result, these carriers can offer services similar to ours with certain volume discounts or substantially reduced prices. Price competition in the long distance market has had a negative impact on our ability to mark-up our wholesale prices on long distance transport. In response to these factors, we have reduced our pricing in certain circumstances and may be required to reduce prices further. Reductions in the prices we are able to charge may not be offset by increases in the volumes we handle, and accordingly may decrease our operating margins.

Increased use of automated teleconferencing services may result in a decrease in the average prices we charge our customers.

The trend toward increased use of teleconferencing has been accompanied by more demand for low priced automated conferencing. As the volumes of all types of teleconferences have grown, the percentage of conferences that are higher-priced, operator-attended conferences has declined, and we expect this trend to continue at least for the near term. Migration to automated services has the effect of decreasing our price per minute and may reduce our margins.

Our plans to operate and grow may be limited if we are unable to obtain sufficient financing.

Our growth into automated conferencing, web-conferencing services, video, and as an outsource provider for international calls has strained our financial resources. Nonetheless, we may need to be prepared to expand our business through further strategic acquisitions and new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with channel partners, or funds from other sources for these purposes. We may not be able to obtain such financing on acceptable terms, or at all. Recent debt financing has added interest expense that has further burdened our cost structure. Failure to obtain additional financing could weaken our operations or prevent us from achieving our expansion goals. Equity financings, as well as debt financing with accompanying warrants, can be dilutive to our shareholders and may make it difficult to sell additional equity at depressed prices, and certain debt financings may impose restrictive covenants on the way we operate our business.

We may not be able to fully comply with all applicable loan covenants.

We have relied on bank financing, preferred stock issuances, and debt transactions to provide needed capital while the equity markets have been depressed. These financings require compliance with certain covenants. If we are out of compliance to a material degree with any of these covenants, we may not be able to obtain waivers of non-compliance from our lenders or holders of our preferred stock. This could result in penalties ranging from the issuance of shares or warrants to these lenders or a default on our loans, which would allow certain lenders to accelerate the due date of our indebtedness to them. We may not have sufficient capital to repay any amounts of accelerated indebtedness. Our senior subordinated lenders have agreed to forbear, provided we meet certain requirements, with respect to our non-compliance with certain covenants as of January 8, 2004. We cannot guarantee that we will meet such requirements or that any of our lenders will waive any future failures to comply with applicable covenants.

We face operational and financial risks relating to our international operations.

International sales comprise a significant portion of our revenues, and we anticipate that this will continue. As a result of their distance from the United States, different time zones, culture, management and language differences, international operations pose greater risk than our domestic operations. For example:

•	These factors make it more challenging to manage and administer a globally-dispersed business.

•	Since certain international calls are billed in the currency of the country of origin, and in-country operating expenses are paid in local currency, currency fluctuations can affect our operating results.

•	Changes in taxes, duties, labor costs, and labor regulations could adversely affect our competitive pricing in some countries.

•	Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.

Our major competitors in the telecommunications industry have greater capital resources and brand name recognition than we have, which makes it difficult for us to compete with them.

The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. Certain of our competitors that have emphasized automated conferencing services have achieved operating efficiencies through volumes that we do not yet have. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

Our revenues may fluctuate because we draw significant revenues from major clients, who may transfer their business away from us.

In 2003, our two largest customers accounted for approximately 8 and 6 percent of our revenues, and we expect revenues from our largest customer to grow rapidly over the near term. Due to concentration of our revenues, the loss of any one of our largest customers or one of our principal outsource channel partners would have a significant adverse effect on our conference volumes. The loss of several of our larger customers would also have an adverse effect on our volumes and this risk will increase if our largest customers increase their volumes of business with us faster than we increase volumes from other sources. Any such reduction in our volumes would have a material adverse effect on our revenues and results of operations.

Our agreements with customers generally do not contain minimum purchase commitments, and customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

We have made only a limited entry into the web conferencing market.

We have recently entered the web or Internet based conferencing market. The annual market for Internet based conferencing services is growing rapidly. Although still small in relation to the audio conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services and our web-based conferencing services are beginning to grow. However, if we do not fully develop this market, especially in web conferencing and Internet telephony, we may experience a slowdown in our overall conferencing revenue growth and our competitors may grow faster than we are able to grow. The expansion of our business into Internet-based service offerings, simultaneously with other growth needs, will place a strain on our current financial and staff resources. If we are not able to deploy the assets and personnel needed to fully support web-based services, we expect to miss out on significant growth opportunities.

If our Internet telephony conferencing services do not gain market acceptance or we are unable to finance this opportunity, our potential for growth in this market sector will be limited.

We estimate that over the next 3 years we will convert certain of our existing high volume multinational customers to an Internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that Internet telephony services will continue to gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops slower than we expect, our future revenues from teleconferencing over the Internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective Internet telephony solutions also will be affected by the availability of capital.

Other technological innovations could render our current services obsolete.

We expect technical innovations to stimulate new developments in teleconferencing services. Such technical innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, centralized office switching equipment, and Internet telephony services. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

We occasionally experience technical malfunctions and other hazards which adversely affect our operations and create costs.

We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors’ services, and platform are vulnerable to damage or interruption from:

•	Natural disasters.

•	Power loss.

•	Telecommunication failures.

•	Loss of Internet access.

•	Physical and electronic break-ins.

•	Hardware defects.

•	Computer viruses.

•	Intentional acts of vandalism, terrorism, or similar events.

In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We estimate that we usually have 6 to 10 major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

There are few regulatory barriers to entry into our current markets, and new competitors may enter at any time.

There are few regulatory barriers to competition in our markets. Recent federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

Our common stock price has been highly volatile, and we expect this volatility to continue.

The market price of our common stock is highly volatile and may decline further. For example, from January 1, 2002 through December 31, 2003 our stock price ranged from a high of $8.68 to a low of $.65, and closed on December 31, 2003 at $1.08. On March 11, 2004 our common stock closed at $2.31. We anticipate that the volatility of our common stock price may continue due to factors such as:

•	Actual or anticipated fluctuations in results of our operations.

•	Changes in or failure to meet securities analysts’ expectations.

•	Changes in market valuations of other teleconferencing companies.

•	Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.

•	Introduction of new services by us or our competitors.

•	Conditions and trends in the teleconferencing industry and related technology industries.

•	Future sales of our common stock by warrant and option holders, including sales by the selling shareholders listed in this prospectus.

These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

Provisions of our articles of incorporation and agreements we have entered could delay or prevent a change in control of ACT.

Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

•	Authority of the board of directors to issue preferred stock.

•	Prohibition on cumulative voting in the election of directors.

•	Election of directors by class for terms of three years.

•	Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.

•	Agreements with key executives which provide special termination payments in the event of a change in control.

•	A share rights plan that enables shareholders to dilute an acquiring person’s investment through the shareholders’ purchase of a large number of shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in “Risk Factors” and elsewhere in this prospectus.

In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions, or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

The cautionary statements made in this prospectus are intended to be applicable to all forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

USE OF PROCEEDS

All of the shares sold in this offering will be sold by certain of our shareholders. We will not receive any proceeds directly from the sale of the shares offered in this prospectus.

Several of the selling shareholders currently hold warrants to purchase a total of 2,923,334 shares of our common stock at a weighted average exercise price of $2.35 per share. In the event the selling shareholders exercise all of these warrants and pay the exercise price in cash, we would receive proceeds of $6,856,335. However, the exercise price of certain of the warrants also is payable by the surrender of warrants at the current market price of the shares underlying the surrendered warrants and by surrender of certain indebtedness we owe to these shareholders. For these reasons, it is possible that we could receive no cash proceeds from the exercise of these warrants. Since these warrants do not expire until, at the earliest, February 20, 2007, any potential cash proceeds may not be realized in the near future. We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The shares registered for sale under this prospectus are comprised of shares of common stock and warrants to purchase shares of common stock issued to investors in private placement transactions, and to certain holders of promissory notes that we have refinanced.

Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within 60 days. All of the shares listed as underlying warrants are immediately acquirable and thus are beneficially owned by the selling shareholders. However, we have no control over when, if ever, a selling shareholder may exercise the warrants held by such selling shareholder.

Name of Selling Shareholder	Shares Beneficially Owned Before Offering	Shares Currently Outstanding and Being Registered in Offering	Warrant Shares Being Registered in Offering	Total Shares Being Registered in Offering	Shares Beneficially Owned Following Offering(7)	Percentage of Outstanding Shares Beneficially Owned Following Offering
Barron Partners, L.P. (1)	2,100,000	2,100,000	0	2,100,000	0	—
New West Mezzanine Fund LP (2)	541,667	0	541,667	541,667	0	—
KCEP Ventures II, L.P.(2)	916,667	0	916,667	916,667	0	—
Convergent Capital Partners I, L.P.(2)	541,667	0	541,667	541,667	0	—
James F. Seifert Management Trust (2) (3)	426,333	0	333,333	333,333	93,000	*
Robert Kaphan (4)(5)	282,556	0	125,000	125,000	157,556	1.2%
Richard Parlato (4)(5)	247,744	0	125,000	125,000	122,744	*
Fuller & Thaler Behavioral Finance Fund, Ltd. (6)	1,840,000	1,500,000	340,000	1,840,000	0	—

Total	4,806,634	3,600,000	2,923,334	6,523,334

*	Less than 1%
(1)	These shares were issued in a private offering that closed on January 15, 2004.
(2)	Warrants issued in conjunction with the selling shareholders’ purchase of secured subordinated notes in accordance with the Note Agreement of May 12, 2003. The warrants entitle the holders to purchase an aggregate of 2,333,334 shares for an exercise price of $2.50 per share, subject to antidilution adjustments as provided in the Warrant Agreement. These warrants expire May 12, 2010. The Warrant Agreement did not require an adjustment in response to the transactions with Barron Partners, L.P. or Fuller & Thaler Behavioral Finance Fund, Ltd.
(3)	Trust Agreement dated October 8, 1992. James F. Seifert, a member of our board of directors, is a trustee of the James F. Seifert Management Trust. Before the offering, Mr. Seifert beneficially owned a total of 690,183 shares of our common stock, including shares owned by the Trust; shares owned by Mr. Seifert’s wife, Nancy Seifert; shares owned by Mr. Seifert; and stock options or warrants held by Mr. Seifert. Following the offering, Mr. Seifert will beneficially own a total of 356,850 shares, or 2.7% of our outstanding common stock. A grant of 10,000 restricted shares and an option grant of 20,000 shares as compensation for services by each non-executive director during 2004, including Mr. Seifert, have been proposed by the board of directors for approval by our shareholders at our 2004 annual meeting.
(4)	Of the total 282,556 shares, 152,328 shares are held by Robert Kaphan, 228 shares are held by his spouse Sarah Kaphan, and 5,000 vested options are held by Robert Kaphan.
(5)	Warrants issued in conjunction with the refinancing of debt related to our acquisition of Proximity, Inc. The warrants have an exercise price of $1.10 per share, subject to antidilution adjustments, and expire on January 2, 2014. Mr. Kaphan and Mr. Parlato were employed by Proximity, Inc., which we acquired in 2002 and Mr. Parlato is currently an employee of ACT.
(6)	These shares and warrants were issued in a private offering that closed February 20, 2004. The warrants are exercisable at $2.20 per share and expire on February 20, 2007.
(7)	Assumes the exercise of warrants and sale of the shares underlying the warrants being registered in this offering.

PLAN OF DISTRIBUTION

Each selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common stock currently trades on the Nasdaq National Market. Any sales by a selling shareholder may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus.

A selling shareholder also may transfer the warrants or underlying shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares or warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We will not receive any proceeds from sales of any shares by the selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a Registration Statement on Form S-3 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC’s Web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 28, 1994.

2. The description of the rights to purchase our Series B Junior Participating Preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

3. Our annual report on Form 10-K for the year ended December 31, 2002;

4. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003;

5. Our current report on Form 8-K, filed with the SEC on May 21, 2003, regarding earnings for the first quarter of 2003 and our issuance of $7.3 million in senior secured subordinated notes.

6. Our current report on Form 8-K, filed with the SEC on June 9, 2003, regarding our issuance of $7.3 million in senior subordinated notes.

7. Our current report on Form 8-K, filed with the SEC on July 24, 2003, regarding our launch of new web conferencing products.

8. Our current report on Form 8-K, filed with the SEC on November 3, 2003, as amended November 5, 2003 and December 19, 2003 regarding the appointment of new independent accountants.

9. Our current report on Form 8-K filed with the SEC on January 16, 2004, regarding our private placement of common stock.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to ACT Teleconferencing, Inc., Attention: Chief Financial Officer, 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, telephone: (303) 235-9000.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

•	Conducted himself or herself in good faith,

•	Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and

•	In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As to the exculpation or indemnification of directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of shares offered hereby has been passed upon by Faegre & Benson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of ACT Teleconferencing, Inc. appearing in ACT Teleconferencing, Inc.’s. Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent and warrant agent is Computershare Trust Co., Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

PART II

Information not required in prospectus

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than agent’s commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Legal fees and expenses	$5,000

SEC registration fee	1,983

Accounting fees and expenses	12,000

Transfer agent fees and expenses	1,000

Printing and engraving expenses	1,000

Miscellaneous	4,317

Total	$25,300

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation conform to the Colorado Business Corporation Act. Our articles of incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel’s determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

ITEM 16.	EXHIBITS

Number	Description
4.1*	Form of Stock Purchase Agreement of January 8, 2004 with Barron Partners, L.P.

4.2*	Form of Registration Rights Agreement of January 8, 2004 with Barron Partners, L.P.

4.3(1)	Form of Warrant Agreement dated May 12, 2003

4.4*	Form of Amendment to Warrant Agreement

4.5*	Form of Second Amendment to Warrant Agreement

4.6*	Form of Third Amendment to Warrant Agreement

4.7*	Form of Fourth Amendment to Warrant Agreement

4.8	Stock Purchase Agreement dated February 18, 2004 with Fuller and Thaler Behavioral Finance Fund, Ltd.

4.9	Form of Warrant issued to Fuller and Thaler Behavioral Finance Fund, Ltd.

5*	Opinion of Faegre & Benson LLP, counsel to the Company

23.1	Consent of independent auditors

23.2	Consent of counsel to the Company (included in Exhibit 5)

24*	Power of attorney

(1)	Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed June 9, 2003.
*	Previously Filed.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Golden, Colorado, on March 12, 2004.

ACT TELECONFERENCING, INC Registrant

By:	/s/ GENE WARREN

Gene Warren President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 12th day of March, by the following persons in the capacities indicated:

Signature	Title

/s/ GENE WARREN Gene Warren	President and Chief Executive Officer (Principal Executive Officer)

/s/ GAVIN J. THOMSON Gavin J. Thomson	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ GERALD D. VAN EECKHOUT Gerald D. Van Eeckhout	Director and Chairman Emeritus

/s/ RONALD J. BACH Ronald J. Bach	Director

/s/ JULES L. DEVIGNE Jules L. DeVigne	Director

/s/ TERRY MATLACK Terry Matlack	Director

/s/ JAMES F. SEIFERT James F. Seifert	Director

/s/ KEITH BARES Keith Bares	Director

/s/ MACK V. TRAYNOR III Mack V. Traynor III	Chairman of the Board of Directors

INDEX OF EXHIBITS

All exhibits are filed electronically, unless incorporated by reference.

Number	Description
4.1*	Form of Stock Purchase Agreement of January 8, 2004 with Barron Partners, L.P.

4.2*	Form of Registration Rights Agreement of January 8, 2004 with Barron Partners, L.P.

4.3(1)	Form of Warrant Agreement dated May 12, 2003

4.4*	Form of Amendment to Warrant Agreement

4.5*	Form of Second Amendment to Warrant Agreement

4.6*	Form of Third Amendment to Warrant Agreement

4.7*	Form of Fourth Amendment to Warrant Agreement

4.8	Stock Purchase Agreement dated February 18, 2004 with Fuller and Thaler Behavioral Finance Fund, Ltd.

4.9	Form of Warrant issued to Fuller and Thaler Behavioral Finance Fund, Ltd.

5*	Opinion of Faegre & Benson LLP, counsel to the Company

23.1	Consent of independent auditors

23.2	Consent of counsel to the Company (included in Exhibit 5)

24*	Power of attorney

(1)	Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed June 9, 2003.
*	Previously Filed.